Exhibit (d)(3)

Notice of Guaranteed Delivery
For Payment for Shares of Common Stock

The New Ireland Fund, Inc.

Subscribed for Via Primary Subscription and

the Over-Subscription Privilege

As set forth in the Prospectus Supplement for this offering, this form or one substantially equivalent hereto may be used as a means of effecting subscription for all shares of the Fund’s common stock (the “Shares”) subscribed for via the Primary Subscription and the Over-Subscription Privilege. Such form may be delivered by first class mail, express mail or overnight courier or sent by email to the Subscription Agent.

THE SUBSCRIPTION AGENT IS:

BY MAIL:	BY EXPRESS MAIL OR OVERNIGHT COURIER:	BY EMAIL:
Computershare Trust Company, N.A. Corporate Actions Voluntary Offer P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, Massachusetts 02021	canoticeofguarantee@computershare.com

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR INSTRUCTIONS VIA AN EMAIL ADDRESS, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.

The New York Stock Exchange member firm or bank or trust company which completes this form must communicate this guarantee and the number of Shares subscribed for in connection with this guarantee (separately disclosed as to the Primary Subscription and the Over-Subscription Privilege) to the Subscription Agent and must deliver prior to 5:00 p.m. Eastern Time on the Expiration Date of December 6, 2017, (a) this Notice of Guaranteed Delivery to the Subscription Agent guaranteeing delivery of all subscribed Shares; (b) a properly completed and signed copy of the Subscription Certificate; and (c) payment of the full Subscription Price for the Shares subscribed for. Failure to do so will result in a forfeiture of the Rights.

GUARANTEE

The undersigned, a member firm of the New York Stock Exchange or a bank or trust company, having an office or correspondent in the United States, guarantees delivery to the Subscription Agent by no later than 5:00 p.m. Eastern Time on December 6, 2017, of payment of the full Subscription price for Shares subscribed for in the Primary Subscription and for any additional Shares subscribed for pursuant to the Over-Subscription Privilege in the manner described on the other side of this form. Participants should notify the Depositary prior to covering through the submission of a physical security directly to the Depositary based on a guaranteed delivery that was submitted via DTC’s PTOP platform.

BROKER ASSIGNED CONTROL # _______________________________________

THE NEW IRELAND FUND, INC.

1. Primary Subscription	Number of Rights to be exercised	Number of Primary Shares requested for which you are guaranteeing delivery of Rights and Payment	Payment to be made in connection with Primary Shares
	Rights __________	Shares __________	$________________
2. Over-Subscription	Not applicable	Number of Over-Subscription Shares requested for which you are guaranteeing payment	Payment to be made in connection with Over-Subscription Shares
		Shares __________	$________________

3. Totals	Total Number of Rights Exercised	Total Number of Shares Requested
	Rights __________	Shares __________	$________________ Total Payment

Method of delivery (circle one):

A. Through DTC

B. Direct to Computershare Trust Company, N.A., as Subscription Agent.

Please reference below the registration of the Rights to be delivered.

___________________________________

___________________________________

___________________________________

PLEASE ASSIGN A UNIQUE CONTROL NUMBER FOR EACH GUARANTEE SUBMITTED. This number needs to be referenced on any direct delivery of Rights or any delivery through DTC.

Name of Firm ____________________________	Authorized Signature
DTC Participant Number	Title
Address	Name (Please Type or Print)
Zip Code	Phone Number
Contact Name	Date